Exhibit 23.2








            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


    We consent to the incorporation by reference in Valhi, Inc.'s (i) Registration Statement (Form S-8 Nos. 33-53633, 33-48146, 33-41507 and 33-21758)
and related Prospectus pertaining to the Valhi, Inc. 1987 Incentive Stock Option
- Stock Appreciation Rights Plan, and (ii) Registration Statement (Form S-8 No. 33-41508) and related Prospectus pertaining to the Valhi, Inc. 1990 Non-Employee Director Stock Option Plan, of our report dated January 30, 1996, relating to the financial statements (not presented separately herein) of The Amalgamated Sugar Company for each of the three years in the period ended December 31, 1995, which report is included in this Annual Report on Form 10-K of Valhi, Inc. for the year ended December 31, 1995.




                                        KPMG PEAT MARWICK LLP


Salt Lake City, Utah
March 15, 1996